Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

REPORTS RECORD RESULTS, ANNOUNCES STOCK SPLIT

Tontitown, Arkansas, July 14, 2021...... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $15.3 million, or diluted earnings per share of $2.66, for the quarter ended June 30, 2021, and net income of $27.3 million, or diluted earnings per share of $4.74, for the six-month period then ended. These results compare to net loss of $0.8 million, or diluted loss per share of $0.14, and net loss of $2.1 million, or diluted loss per share of $0.37, respectively, for the three and six months ended June 30, 2020.

Operating revenues increased 73.4% to $161.3 million for the second quarter of 2021 compared to $93.0 million for the second quarter of 2020. For the six months ended June 30, 2021, operating revenues increased 39.6% to $310.1 million compared to $222.1 million during the six months ended June 30, 2020.

On July 13, 2021, the Company’s Board of Directors declared a 2-for-1 forward stock split of its common stock in the form of a 100% stock dividend, payable on August 16, 2021, to stockholders of record on July 30, 2021. Under the terms of the stock split, the Company’s stockholders will receive a dividend of one share for every share held on the record date. The dividend will be paid in authorized but unissued shares of common stock of the Company. The additional shares will be distributed by the Company’s transfer agent, Computershare, and the per share price of the Company’s common stock will adjust accordingly on The Nasdaq Stock Market. The Company expects trading will begin on a split-adjusted basis on August 17, 2021. The Company currently has approximately 5.7 million shares of common stock outstanding. After the stock split, the number of shares of common stock outstanding will increase to approximately 11.4 million shares.

Joe Vitiritto, President of the Company, commented, “It was only one year ago that we were scrambling to find replacement freight as many of our largest customers reacted to the pandemic by completely suspending their operations. Now, just one year later and with a redesigned network, we are pleased to report record revenue and record operating income for the quarter. I have been really impressed with the progress our team has achieved in such a short timeframe, and I want to thank our driving associates for the work they put in every single day. We couldn’t achieve any of this without their efforts. While we believe that there remains plenty of opportunity to improve on our recent operating results and we expect our team to continue to exceed expectations, it is satisfying to see such marked improvement so quickly.

“We are also pleased that the Board of Directors has approved a stock split, which demonstrates their continued confidence in our long-term potential. With this split, we will be able to increase the availability of our stock and enhance liquidity within the marketplace, allowing both current and new investors to share in our continued success.”

About P.A.M. Transportation Services, Inc.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, ongoing and potential future economic, business and operational disruptions and uncertainties due to the COVID-19 pandemic or other public health crises; excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; the impact of pending or future litigation; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, tariffs, import/export, trade and immigration regulations or policies; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether due to new information, future events or otherwise. Considering these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries

Key Financial and Operating Statistics

(unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands, except earnings per share)		(in thousands, except earnings per share)

Revenue, before fuel surcharge	$145,175	$85,765	$280,316	$197,587
Fuel surcharge	16,088	7,214	29,806	24,547
Operating Revenue	161,263	92,979	310,122	222,134

Operating expenses and costs:
Salaries, wages and benefits	33,841	27,576	67,237	60,374
Operating supplies and expenses	25,107	18,276	48,663	41,991
Rent and purchased transportation	61,676	30,360	119,689	73,287
Depreciation	14,334	14,237	28,686	28,532
Insurance and claims	3,116	2,515	6,363	2,557
Other	2,772	1,967	5,498	7,811
(Gain) loss on disposition of equipment	(602)	55	(686)	103
Total operating expenses and costs	140,244	94,986	275,450	214,655

Operating income (loss)	21,019	(2,007)	34,672	7,479

Non-operating income (expense)	2,117	2,961	6,816	(6,115)
Interest expense	(2,193)	(2,179)	(4,472)	(4,391)

Income (loss) before income taxes	20,943	(1,225)	37,016	(3,027)
Income tax expense (benefit)	5,626	(402)	9,750	(900)

Net income (loss)	$15,317	$(823)	$27,266	$(2,127)

Diluted earnings (loss) per share	$2.66	$(0.14)	$4.74	$(0.37)

Average shares outstanding – Diluted	5,755	5,766	5,753	5,756

	Quarter Ended June 30,		Six Months Ended June 30,
Truckload Operations	2021	2020	2021	2020

Total miles (in thousands)	46,464	43,916	93,530	98,002
Operating ratio (1)	84.02%	103.95%	86.93%	96.14%
Empty miles factor	8.46%	11.80%	8.27%	9.56%
Revenue per total mile, before fuel surcharge	$2.11	$1.59	$2.01	$1.65
Total loads	89,840	76,338	179,937	173,351
Revenue per truck per work day	$776	$540	$743	$607
Revenue per truck per week	$3,882	$2,700	$3,715	$3,035
Average company-driver trucks	1,602	1,562	1,628	1,573
Average owner operator trucks	371	462	369	504

Logistics Operations
Total revenue (in thousands)	$47,135	$15,807	$91,918	$36,319
Operating ratio	88.65%	95.23%	89.06%	96.53%

1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

P.A.M. Transportation Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,
	2021	2020
	(in thousands, except share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$23,032	$337
Trade accounts receivable, net	88,204	77,731
Other receivables	6,868	5,127
Inventories	1,284	1,345
Prepaid expenses and deposits	7,814	10,172
Marketable equity securities	33,016	27,941
Income taxes refundable	158	868
Total current assets	160,376	123,521

Property and equipment	602,952	653,676
Less: accumulated depreciation	196,542	202,851
Total property and equipment, net	406,410	450,825

Other non-current assets	3,920	4,246
Total Assets	$570,706	$578,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,836	$46,102
Accrued expenses and other liabilities	25,422	26,601
Current portion of long-term debt	60,338	57,776
Total current liabilities	121,596	130,479

Long-term debt, net of current portion	190,568	228,330
Deferred income taxes	78,407	68,883
Other long-term liabilities	2,779	919
Total liabilities	393,350	428,611

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 40,000,000 authorized; 11,697,023 and 11,695,719 shares issued; 5,726,243 and 5,727,895 shares outstanding, respectively	117	117
Additional paid-in capital	84,401	84,148
Treasury stock, at cost; 5,970,780 and 5,967,824 shares, respectively	(159,262)	(159,118)
Retained earnings	252,100	224,834
Total stockholders’ equity	177,356	149,981
Total liabilities and stockholders’ equity	$570,706	$578,592